CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” in Part B, dated April 30, 2026, and included in this Post-Effective Amendment No. 34 on the Registration Statement (Form N-1A, File No. 811-09599) of State Street Master Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our reports, dated February 26, 2026, with respect to State Street Treasury Money Market Portfolio, State Street Treasury Plus Money Market Portfolio, State Street U.S. Government Money Market Portfolio, and State Street International Developed Equity Index Portfolio (collectively, the “Funds”) (four of the funds constituting State Street Master Funds) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended December 31, 2025, into this Registration Statement filed with the Securities and Exchange Commission.

Boston, Massachusetts

April 24, 2026